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                                                                      Exhibit 23

                        ENERGY EXPLORATION TECHNOLOGIES

             (formerly known as Pinnacle Oil International, Inc.)

                         INDEPENDENT AUDITORS' CONSENT

We consent to the inclusion and use of our report dated February 18, 2000 (except for note 18 which is dated April 4, 2000) with respect to the consolidated financial statements of Energy Exploration Technologies (formerly known as Pinnacle Oil International, Inc.) in that corporation's Annual Report on Form 10-K (Amendment No.1) for its fiscal year ended December 31, 1999.

We further consent to the incorporation by reference of our report dated February 18, 2000 (except for note 18 which is dated April 4, 2000) with respect to the consolidated financial statements of Energy Exploration Technologies in that corporation's Registration Statement on Form S-8 (SEC File No. 333-89251).

Deloitte & Touche LLP

Chartered Accountants
Calgary, Alberta